EXHIBIT  10.2



BIO:

June M. Nichols:

                  Secretary/Treasurer & Director


Ms. Nichols brings more than 30 years of experience as a small business owner and has sat on numerous boards over the last ten years. She is a former Reagan and Bush Administration official serving as Deputy Director of the Small
Business Administration (SBA) handling an annual budget exceeding $300 million and managing more than 4,000 employees. Nichols served on the Board of the Export Import Bank of the United States. In the private sector, Ms. Nichols has managed and advised many small businesses.